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                                                                       EXHIBIT 5





July 19, 1995

Citizens Banking Corporation
One Citizens Banking Center
Flint, Michigan 48502

Gentlemen:

                 I have served as counsel to Citizens Banking Corporation (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering for issuance in the manner described in the Registration Statement 200,000 shares of the Company's Common Stock (the "Common Stock") pursuant to the Company's Stock Option Plan for Directors.

                 I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

                 Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Michigan and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                 I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Thomas W. Gallagher
                                        -------------------------------------
                                        Thomas W. Gallagher
                                        Senior Vice President, General Counsel
                                        and Secretary